UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2006

Kirkland's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	000-49885	621287151
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

805 North Parkway, Jackson, Tennessee		38305
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	731-668-2444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(a) Employment Agreement and Restrictive Covenant Agreement with Cathy David
In connection with the appointment of Cathy David as President and Chief Operating Officer of Kirkland’s, Inc. (the "Company"), on March 20, 2006, the Company entered into an employment agreement (the "Agreement"), effective as of March 22, 2006 with Ms. David, which provides for an annual base salary of $400,000 and a signing bonus of $100,000. The Agreement further provides that, beginning in the Company’s 2006 fiscal year, Ms. David’s target annual bonus opportunity will be $400,000, with $200,000 of such first year’s bonus being guaranteed. After the first year, Ms. David will be eligible for an annual bonus in an amount determined by the Compensation Committee of the Company’s Board of Directors.
The Agreement provides for specified restricted stock and restricted stock unit grants to be made to Ms. David, including a grant of 150,000 shares of restricted stock. The restrictions on this stock will lapse and the stock will fully vest on the fifth anniversary of her employment with the Company. Furthermore, 75,000 shares of this grant will vest immediately if the Company files an SEC Form 10-K reporting earnings per share of $0.75 per share or more. The Agreement also provides for a restricted stock unit grant of 100,000 shares. Under the restricted stock unit grant, the Company will deliver to Ms. David 100,000 shares of common stock when the Company files an SEC Form 10-K reporting earnings per share of $1.25 per share or more. The Agreement also provides for other benefits to be made available to Ms. David as are generally made available by the Company to its senior officers.
The Agreement further provides that in the event that Ms. David’s employment is terminated without cause or in the event that she resigns for "good reason" (as defined in the Agreement), she will be entitled to severance benefits consisting of the continuation of her health insurance benefit for a period of one year following the termination of her employment and an amount equal to her base salary at the time of termination, payable in bi-weekly installments.
The Company and Ms. David also entered into a Restrictive Covenant Agreement on March 20, 2006, which provides that Ms. David will be restricted by confidentiality and non-solicitation covenants. The confidentiality covenants survive the termination of Ms. David’s employment by the Company. The non-solicitation covenant continues for the duration of Ms. David’s employment by the Company and for a period of two years thereafter.
(b) Amendment to Kirkland’s, Inc. 2002 Equity Plan
The Company has amended the Kirkland’s, Inc. 2002 Equity Plan, effective March 17, 2006, to provide for the issuance of restricted stock units as well as restricted stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Robert E. Alderson has resigned as President of the Company and Chairman of the Board of the Company, effective March 22, 2006. Mr. Alderson will remain as Chief Executive Officer and a member of the Board of the Company.
(b) Effective March 22, 2006, Wilson Orr has been elected Chairman of the Board of the Company. A director since 1996, Mr. Orr is a General Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s. He joined SSM Corporation in 1988 as a Vice President, and became a General Partner in SSM Partners in 1993. From 1984 to 1988, he worked in corporate lending at Chemical Bank.

(c) Effective March 22, 2006, Cathy David has been appointed President and Chief Operating Officer of the Company. Prior to joining the Company, Ms. David most recently served as Senior Vice President and General Manager of Sears Essentials, Sears Grand and The Great Indoors for Sears Holding Corporation. Prior to that, she was President of The Burnes Group, formerly a division of Newell-Rubbermaid. Ms. David also enjoyed a successful 13-year career at Target Corporation, in a variety of buying, planning, and store operations roles culminating in her leadership of Target’s website strategy and e-commerce business as Vice President and General Manager of target.direct.
(d) Reynolds Faulkner has resigned as Executive Vice President and Chief Financial Officer, and as a member of the Board of the Company, effective the end of April, 2006.
(e) Mike Madden has been elected Vice President and Chief Financial Officer, effective May 1, 2006. Mr. Madden joined Kirkland’s in 2000 as Director of Finance and has served as Vice President of Finance for the Company since May 2005. Prior to joining Kirkland’s he was Assistant Controller of Trammell Crow Company in Memphis and was with PricewaterhouseCoopers LLP in Memphis. At PricewaterhouseCoopers, he served in positions of increasing responsibility over six years culminating as Manager – Assurance and Business Advisory Services where he worked with various clients, public and private, in the retail and consumer products industries.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description
99.1 Press Release of the Company, dated March 22, 2006.
99.2 First Amendment to Kirkland’s, Inc. 2002 Equity Incentive Plan, dated March 17, 2006.
99.3 Employment Agreement with Cathy David, dated March 20, 2006.
99.4 Restrictive Covenant Agreement with Cathy David, dated March 20, 2006.
99.5 Restricted Stock Agreement, dated March 20, 2006.
99.6 Restricted Stock Unit Agreement, dated March 20, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

March 22, 2006	By:	/s/ Robert E. Alderson

Name: Robert E. Alderson
Title: CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated March 22, 2006.
99.2	First Amendment to Kirkland's, Inc. 2002 Equity Incentive Plan, dated March 17, 2006.
99.3	Employment Agreement with Cathy David, dated March 20, 2006.
99.4	Restrictive Covenant Agreement with Cathy David, dated March 20, 2006.
99.5	Restricted Stock Agreement, dated March 20, 2006.
99.6	Restricted Stock Unit Agreement, dated March 20, 2006.